SECURITIES AND EXCHANGE COMMISSION

                                 WASHINGTON, DC
                                     20549


                    ________________________________________

                                    FORM 8-K
                    ________________________________________

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

                        Date of Report: October 27, 1997
                       (Date of earliest event reported)


                         INSIGNIA FINANCIAL GROUP, INC.
             (Exact name of registrant as specified in its charter)


       DELAWARE                          0-19066                  13-3591193
(State or other jurisdiction of        (Commission            (I.R.S. Employer
incorporation or organization)         File Number)            Identification
                                                                   Number)


                          One Insignia Financial Plaza
                              Post Office Box 1089
                        Greenville, South Carolina 29602
                    (Address of Principal Executive Office)


       Registrant's telephone number, including area code: (864) 239-1000


                     ______________________________________




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Item 5.  Other Events

     Insignia Financial Group, Inc., has acquired (i) 100% of the Class B stock of First Winthrop Corporation ("FWC"), and (ii) a general partnership interest in Winthrop Financial Associates ("WFA"), which together provide Insignia with the exclusive right to direct the activities of partnerships which own 47 apartment complexes comprising approximately 16,500 apartment units. The properties owned by these partnerships have a gross capitalization in excess of $400 million. In addition, Insignia also acquired, and otherwise contracted to acquire, limited partnership interests in many of these partnerships which own 29 properties comprising approximately 12,000 units. The limited partnership interests acquired by Insignia range from 6% to 35% of the ownership of these partnerships. The net purchase price for all of the above was approximately $69 million payable all in cash. Insignia expects that the transaction will contribute approximately $9.5 million per year in combined EBITDA and FFO commencing in January 1998.

     Insignia will immediately undertake the responsibility for operating, administering, and managing both the partnerships and the properties owned by the partnerships, and has granted an option to Insignia's 80% owned REIT subsidiary, Insignia Properties Trust ("IPT"), to acquire the limited partnership interests and certain attendant rights at Insignia's cost plus the cost of financing.


Item 7.  Financial Statement and Exhibits

         (c)     Exhibits

    Exhibit No.

     10.1 Subscription and Purchase Agreement dated as of October 27, 1997, among Insignia Financial Group, Inc., IPT I LLC, and Winthrop Financial Associates, First Winthrop Corporation, the entities identified on Annex A hereto.

     10.2 Stockholders' Agreement, dated as of October 27, 1997, between Winthrop Financial Associates, and
                           Insignia   Financial  Group,  Inc.

     99.1                  Press Release dated October 28, 1997

                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       INSIGNIA FINANCIAL GROUP, INC.



                                        By:   /s/ John K. Lines
                                        -----------------------
                                              John K. Lines
                                              General Counsel

Date:  November 10, 1997